Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Contact: Ted Pile (276) 623-2920

Alpha Natural Resources Names Cleveland-Cliffs
Chairman Brinzo to Board of Directors

ABINGDON, VA, October 26, 2006—The board of directors of Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, appointed Cleveland-Cliffs, Inc. Chairman John S. Brinzo as a director at its regularly scheduled meeting today. Concurrently, the board accepted the retirement of director Fritz R. Kundrun.

Also at today’s meeting, Alpha’s board approved the appointment of Michael J. Quillen, Alpha’s president and CEO, as chairman. He will replace Hans J. Mende who has chosen to step down from that role. Mr. Mende will remain a director. Director E. Linn Draper Jr. will assume the newly created role of lead independent director, which will facilitate greater independent leadership of the board.

“John Brinzo is a terrific addition to our board, bringing with him a wealth of experience and financial acumen from the steel and mining industries,” said Mike Quillen. “At the same time, we thank Fritz Kundrun for his service to the board since the formation of Alpha two years ago, and Hans Mende for serving as non-executive chairman during this same critical time period.”

Mr. Brinzo has been affiliated with Cleveland-Cliffs, North America’s largest producer of iron ore pellets, since 1967. He served in various operational finance roles and also as chief financial officer before becoming chief executive officer in 1997, at a time when the U.S. steel industry was struggling. Under his leadership, Cleveland-Cliffs undertook an expansion plan that led to a significant increase in sales and profitability. In 2000 he was named chairman of the board. Mr. Brinzo retired from Cleveland-Cliffs as its CEO last month and has announced his intention to retire as chairman in early 2007.

Mr. Brinzo served as chairman of the National Mining Association from 2005 to 2006, and currently is a director and chairman-elect of the Audit Committee at The Brink’s Company. He is a former director of International Steel Group Inc.

Mr. Brinzo will serve on Alpha’s Audit Committee as well as its Nominating and Corporate Governance Committee.

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 66 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.

ANRG